UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 3, 2005

INTERMUNE, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

0-29801 (Commission File Number)	94-3296648 (IRS Employer Identification No.)
3280 Bayshore Boulevard
Brisbane, CA 94005
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (415) 466-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On November 3, 2005, InterMune, Inc. (“InterMune”) entered into a Data Transfer, Clinical Trial and Market Supply Agreement (the “Supply Agreement”) with Boehringer Ingelheim Austria (“BI Austria”) for the clinical and commercial supply of InterMune’s alpha interferon product Infergen.
     The Supply Agreement generally obligates BI Austria to supply exclusively to InterMune, and InterMune to purchase exclusively from BI Austria, bulk Infergen as well as the finished forms of Infergen currently marketed by InterMune. In addition, BI Austria has a right of first negotiation with respect to the supply of any additional configurations of finished Infergen developed by InterMune. BI Austria will assist InterMune in transferring the manufacturing process for Infergen from Amgen, Inc. (“Amgen”), the current manufacturer, to BI Austria and in making the necessary filings with regulatory authorities in connection with this transfer. Amgen remains Intermune’s manufacturer for Infergen until the transfer of the manufacturing process from Amgen to BI Austria is completed and BI Austria is approved by the U.S. Food and Drug Administration as InterMune’s manufacturer for Infergen.
     Upon execution of the Agreement, InterMune paid BI Austria a lump sump payment of approximately $14.5 million. In addition, InterMune is obligated to make three additional payments to BI totaling approximately $11.7 million upon the achievement of three separate milestones tied to the manufacturing process transfer. With respect to the supply of Infergen under the Supply Agreement, InterMune and BI Austria have agreed on a pricing structure for finished Infergen, which will be adjusted annually for inflation, and BI Austria will provide a price for bulk Infergen at a later date. Currently, there are no annual minimum purchase obligations imposed upon InterMune for Infergen unless and until results from InterMune’s daily Infergen Phase III clinical trial known as the “DIRECT Trial” become available and such results are positive at which time BI Austria and InterMune shall cooperate and work together in good faith to commence and conclude negotiations on the annual minimum and maximum purchase obligations for InterMune and the annual minimum and maximum supply obligations of BI Austria. If BI Austria is unwilling or unable to supply InterMune’s requirements for Infergen, InterMune may choose an additional manufacturer.
     The initial term of the Supply Agreement will expire on December 31, 2015. Thereafter, the Supply Agreement will automatically renew for successive five year terms unless either party notifies the other party in writing of its desire not to renew the Supply Agreement at least 36 months in advance of the applicable renewal date. InterMune has the right to terminate the agreement immediately in the event that health authorities block the use of Infergen in clinical trials or the marketing of Infergen. In addition, either party may terminate the Supply Agreement early for the insolvency or bankruptcy of the other party or for certain material breaches by the other party.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERMUNE, INC.
Dated: November 7, 2005	By:	/s/ Daniel G. Welch
Daniel G. Welch
Chief Executive Officer and President